Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the inclusion of our report dated July 30, 1999, on the financial statements of Solpower Corporation for the year ended March 31, 1999, in the Company's Form 10-KSB for the year then ended.

/s/ Semple & Cooper LLP

Phoenix, Arizona
September 24, 1999